October 25, 2023 Q3 Earnings Conference Call

This presentation contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, and the economy generally. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. For a discussion of risk factors that may cause actual results to differ from expectations, please refer to BOK Financial Corporation’s most recent annual and quarterly reports. BOK Financial Corporation and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise. Non-GAAP Financial Measures: This presentation may refer to non-GAAP financial measures. Additional information on these financial measures is available in BOK Financial’s 10-Q and 10-K filings with the Securities and Exchange Commission which can be accessed at bokf.com. All data is presented as of September 30, 2023 unless otherwise noted. Legal Disclaimers 2

Stacy Kymes Chief Executive Officer 3

Q3 summary

Noteworthy items impacting profitability

- We continue to benefit from our diverse fee-based businesses, with Fees & Commissions down slightly linked quarter; Q2 was at near record levels driven by strong Derivative fees & annual tax service fees, Q3 includes a record high for Public & Corporate Finance fees. Fee income as a percent of total revenues increased to 40%.
- Net interest revenue declined $21 million linked quarter, with the margin compressing 31 bps as increased funding costs continue to impact the financial sector. Excluding trading activities, the margin would have been 3.14%*.
- Lower Q3 provision of $7M versus previous periods reflects continued strong asset quality, loan growth, and modest changes in our economic outlook. Net charge-offs were $6.5 million.

($Million, exc. EPS)	Q3 2023	Q2 2023	Q3 2022
Net income	$134.5	$151.3	$156.5
Diluted EPS	$2.04	$2.27	$2.32
Net income before taxes	$167.7	$195.6	$196.3
Provision for credit losses	$7.0	$17.0	$15.0
Pre-provision net revenue*	$174.8	$212.3	$211.2
Efficiency ratio	64.0%	58.7%	57.3%

* Non-GAAP measure

Quarterly earnings trend

NET INCOME



Attributable to shareholders
Per share (diluted)
$156.5
$168.4
$162.4
$151.3
$134.5
$2.32
$2.51
$2.43
$2.27
$2.04
3Q22
4Q22
1Q23
2Q23
3Q23

REVENUE COMPOSITION
as of 9/30/2023



12%
10%
5%
6%
3%
4%
60%
Net interest revenue
Trading & brokerage
Fiduciary & asset management
Transaction card
Deposit service charges
Mortgage banking
Other revenue

4

Additional details 5 ◦ Period end loan balances grew $486 million; unfunded commitments decreased $575 million ◦ Average deposits increased $918 million in Q3, with the mix continuing to shift to interest bearing. Deposit balances continue to stabilize and are expected to grow modestly. ◦ Loan to deposit ratio increased slightly linked quarter to 70.5%, and remains below pre-pandemic 78.7% at Dec. 31, 2019 ◦ Assets under management or administration decreased $4.6 billion ($Billion) Q3 2023 Quarterly Sequential Quarterly YOY Period-End Loans $23.7 2.1% 8.9% Average Loans $23.4 2.3% 8.4% Period-End Deposits $33.7 1.1% (7.6)% Average Deposits $33.3 2.8% (10.2)% Fiduciary Assets $56.4 (2.6)% 3.0% Assets Under Management or Administration $99.0 (4.5)% 3.8%

Marc Maun EVP, Regional Banking Executive 6

Loan portfolio

- Energy balances decreased slightly by $18 million
- Combined Services & General Business ("Core C&I") balances increased $112 million
- Healthcare balances up $92 million linked quarter - Senior Housing
- Total C&I balances increased $185 million linked quarter
- Commercial Real Estate balances increased $270 million or 5.4% linked quarter driven by growth in multifamily & industrial
- Compared to December 31, 2020, CRE balances have grown at a modest annualized rate of 3.8% and are managed to an internal limit of 185% of CRE commitments to capital and reserves

($Million)	Sep. 30, 2023	June 30, 2023	Sep. 30, 2022	Seq. Loan Growth	YOY Loan Growth
Energy	$ 3,490.6	$ 3,508.8	$ 3,371.6	(0.5)%	3.5%
Services	3,566.4	3,585.2	3,280.9	(0.5)%	8.7%
Healthcare	4,083.1	3,991.4	3,826.6	2.3%	6.7%
General business	3,579.7	3,449.2	3,148.8	3.8%	13.7%
Total C&I	**$ 14,719.8**	**$ 14,534.5**	**$ 13,627.9**	**1.3%**	**8.0%**
Multifamily	$ 1,734.7	$ 1,503.0	$ 1,126.7	15.4%	54.0%
Industrial	1,432.6	1,349.7	1,103.9	6.1%	29.8%
Office	981.9	1,005.7	1,086.6	(2.4)%	(9.6)%
Retail	608.1	617.9	635.0	(1.6)%	(4.2)%
Residential construction and land development	100.5	106.4	91.7	(5.6)%	9.6%
Other commercial real estate	383.6	388.2	430.0	(1.2)%	(10.8)%
Total Commercial real estate	**$ 5,241.3**	**$ 4,970.8**	**$ 4,473.9**	**5.4%**	**17.2%**
Loans to individuals	$ 3,762.9	$ 3,732.3	$ 3,688.6	0.8%	2.0%
Total Loans	**$ 23,724.0**	**$ 23,237.7**	**$ 21,790.5**	**2.1%**	**8.9%**

7

Key credit quality metrics Quality metrics summary • Credit quality better than pre-pandemic level • Trailing 12 months net charge-offs at 13 basis points • Limited CRE office exposure, with properties in resilient markets • $7 million credit provision in Q3; with a combined allowance for credit losses of $325 million or 1.37% Net charge-offs to average loans CRE Office by Location ANNUALIZED 8 Committed Criticized Assets / Tier 1 Capital & Reserves

Scott Grauer EVP, Wealth Management Executive 9

Fees & commissions Brokerage & trading • Linked quarter decrease due to a record Q2 for energy customer hedging fees, partially offset with a record Q3 for our Public & Corporate Finance activities Fiduciary & asset management • Fees down 1.4% linked-quarter as Q2 was favorably impacted by annual tax service fees; fees increased 4.1% versus prior year. Service charges • Linked quarter increase primarily related to commercial customers carrying less compensating balances Mortgage banking • Seasonal decrease in mortgage pipeline and overall mortgage market pressures 10 ($Million) Q3 2023 Qtr. Seq. $ Change Qtr. Seq. % Change Qtr. YOY % Change Trading fees $ 34.5 $ (2.5) (6.7)% 30.2% Customer hedging fees 6.9 (6.8) (49.8)% (48.0)% Brokerage & insurance fees 7.1 0.9 14.3% (0.5)% Syndication fees 3.8 0.4 10.7% (36.2)% Investment banking fees 10.1 5.3 110.1% 22.1% Brokerage & trading $ 62.3 $ (2.7) (4.1)% 2.1% Transaction card $ 26.4 $ 0.4 1.5% 1.6% Fiduciary & asset management 52.3 (0.7) (1.4)% 4.1% Deposit service charges & fees 27.7 0.6 2.1% (3.6)% Mortgage banking 13.4 (1.8) (11.8)% 18.4% Other revenue 15.9 1.6 11.3% 2.5% Total fees & commissions $ 197.9 $ (2.6) (1.3)% 2.7%

Marty Grunst EVP, Chief Financial Officer 11

Yields, rate & margin Net interest revenue • Net interest revenue was down linked quarter as the financial sector continues to experience increased funding costs; offsetting the benefit of $1.3 billion increase in earning assets Net interest margin • Loan yields increased 22 bps • Interest-bearing deposit costs up 61 bps relative to the prior quarter • 31 bps NIM decrease due to deposit beta and demand deposit mix shift, excluding trading securities the margin decrease was 23 bps 12 ($Million) Q3 2023 Q2 2023 Q3 2022 Quarterly sequential Quarterly YOY Net interest revenue $300.9 $322.3 $316.3 (6.6)% (4.9)% Net interest margin 2.69% 3.00% 3.24% (31) bps (55) bps Yield on loans 7.25% 7.03% 4.89% 22 bps 236 bps Tax-equivalent yield on earning assets 5.49% 5.29% 3.71% 20 bps 178 bps Cost of interest-bearing deposits 3.17% 2.56% 0.63% 61 bps 254 bps Rate on interest-bearing liabilities 3.81% 3.27% 0.76% 54 bps 305 bps Net Interest Revenue ($Million) Net Interest Margin * Non-GAAP measure

Liquidity & capital

	Q3 2023	Q2 2023	Q3 2022
Loan to Deposit Ratio	70.5%	69.8%	59.8%
Period-End Deposits	$33.7 billion	$33.3 billion	$36.4 billion
Current available secured capacity	$18.7 billion	$19.2 billion	$15.7 billion
Common Equity Tier 1	12.1%	12.1%	11.8%
Total Capital Ratio	13.2%	13.2%	12.8%
Tangible Common Equity Ratio *	7.7%	7.8%	8.0%

Uninsured Deposit Coverage

($Billions)



$25.0
$20.0
$15.0
$10.0
$5.0
$—
$23.0
Coverage Ratio ~168%
$13.7
Potential secured capacity
Uninsured and non-collateralized deposits

* Non-GAAP measure

- Period-end deposit balances increased $358 million this quarter
- Potential secured capacity was $23.0 billion, which reflects current available secured capacity of $18.7 billion increased by $4.3 billion as an estimate of other sources that could be converted into additional secured capacity
- Uninsured deposit balances excluding collateralized and consolidated subsidiary balances were $13.7 million, with BOKF's coverage ratio remaining stable at ~ 168%
- Robust capital ratios consistently remain well above regulatory and internal policy thresholds
- CET1 including AOCI 9.7%* and both AOCI and HTM 9.2%*
- TCE including HTM 7.35%*
  - For Q2, 3rd highest among top 20 banks
- Repurchased 700,500 shares at an average price of $84.17 per share in the open market

13

Expenses Expenses summary • Quarterly personnel expenses increased 0.1%, with increases in regular compensation from business expansion efforts offset by seasonal declines in payroll taxes. • Other operating expense increased $5.5 million linked quarter; due to ATM network upgrades, FDIC insurance, professional fees from ongoing technology improvements, and costs related to expansion in San Antonio and Memphis markets • Consistent with prior guidance, the efficiency ratio migrated modestly upward to 64% 14 ($Million) Q3 2023 Q2 2023 Q3 2022 % Incr. Seq. % Incr. YOY Personnel expense $190.8 $190.7 $170.3 0.1% 12.0% Other operating expense $133.5 $128.0 $124.4 4.3% 7.3% Total operating expense $324.3 $318.7 $294.8 1.8% 10.0% Efficiency ratio 64.0% 58.7% 57.3% --- ---

Forecast & assumptions 15 • We continue to expect upper single digit annualized loan growth. Economic conditions in our geographic footprint remain favorable, and continue to be supported by business in-migration from other markets. The competitive environment for loans should be a tailwind for us. • We expect to continue holding our available for sale securities portfolio flat and to maintain a neutral interest rate risk position. • We expect total deposits to be stable or grow modestly, and the loan to deposit ratio to remain in the low 70’s. • Currently we are assuming no additional rate changes by the Federal Reserve in 2023 or 2024. We believe the margin will migrate modestly lower over the next couple quarters as interest bearing deposit betas level out and demand deposit balance attrition runs its course. • In aggregate, we expect total fees and commissions revenue to grow at a mid-single digit growth rate on a year-over-year basis, and our strategic expansion initiatives to positively impact growth rates for 2024. • We expect expenses to increase modestly as we continue to invest in strategic growth and technology initiatives, with revenue growth following at a slight lag. We expect the efficiency ratio to increase with net interest margin changes, then migrate downward as revenue growth is realized. This does not include the impact of the FDIC special assessment which could be finalized in the fourth quarter of 2023. • Our combined allowance level is above the median of our peers and we expect to maintain a strong credit reserve. Given our expectations for loan growth and the strength of our credit quality, we expect quarterly provision expense near recent levels to continue, and an eventual move toward more normal credit costs later in 2024. Changes in the economic outlook will impact our provision expense. • Additionally, we expect to continue opportunistic share repurchase activity.

Stacy Kymes Chief Executive Officer 16

Question and Answer Session 17

Appendix 18

Balanced Interest Rate Risk Position Noteworthy balance sheet items • Approximately 74% of the total loan portfolio are variable rate or fixed rate that reprice within a year • Approximately 80% of Commercial and Commercial Real Estate portfolios are variable rate or fixed rate that reprice within a year • Short duration securities portfolio • Sensitivity to betas - The impact of increasing our deposit beta by 10% in the +200 is -1.20% on NIR 19 Scenario* ∆ NIR % ∆ NIR $ Down 200 Ramp, year 1 -1.38% -$17.7 million Down 100 Ramp, year 1 -1.24% -$15.9 million Up 100 Ramp, year 1 -1.31% -$16.7 million Up 200 Ramp, year 1 -3.53% -$45.1 million * Estimates for parallel shifts in the rate curve. Portfolio Durations -100 Base +100 +300 AFS 3.0 3.2 3.3 3.4 HTM 4.4 4.6 4.7 4.7 Total 3.2 3.4 3.5 3.6